PRESS RELEASE

HOPFED BANCORP, INC.
For further information contact Bruce Thomas, President (270) 885-1171

HOPFED BANCORP, INC. ANNOUNCES $4.00 PER SHARE TAX FREE SPECIAL DIVIDEND

Hopkinsville, Ky. November 17, 1999 - The Board of Directors of HopFed Bancorp, Inc. (Nasdaq: HFBC), the parent company of the Hopkinsville Federal Savings Bank, announced a $4.00 per share special cash dividend payable on December 17, 1999 to shareholders of record on December 3, 1999. HopFed Bancorp, Inc. currently has 4,098,162 shares outstanding and will have an aggregate special dividend payable of approximately $16,393,000.

     According to Company president, Bruce Thomas, the special dividend is expected to be tax free because it represents a return to shareholders of a portion of the proceeds raised when the Company went public in February, 1998. He further stated that a nontaxable return of capital would reduce the tax cost basis of each outstanding share.

     The Board of Directors took this action because it believes the current "equity to asset" ratio of over 27% is excessive and will prove to be a deterrent to generating acceptable returns on equity over the long term.
President Thomas stated that the Company will remain well capitalized with the "equity to asset" ratio exceeding 21% after payment of the special dividend.

     As of September 30, 1999, HopFed Bancorp, Inc. reported assets of $218,636,000 and total stockholders' equity of $60,431,000.

     Hopkinsville Federal Savings Bank serves the adjacent counties of Calloway, Christian, Todd and Trigg from its main office located at 2700 Fort Campbell Boulevard, Hopkinsville, Kentucky 42240, its downtown branch office located at 605 South Virginia Street, Hopkinsville, and from its Cadiz, Murray and Elkton branch offices located at 352 Main Street, Cadiz, Kentucky 42211, 7th and Main Street, Murray, Kentucky 42071, and West Main Street, Elkton, Kentucky 42220.